EXHIBIT 10.35

February 28, 2012

Frank Marazita

Dear Frank,

This letter sets forth the substance of your termination from Exar Corporation (the “Company”) as a result of a reduction-in-force with certain compensation and benefits described below

1.	General

Effective with this notification (the “Notification Date”) you are hereby informed that your employment as Sr. VP, Operations will be ending and your last day of work will be April 3, 2012, (the “Termination Date”).

2.	Compensation

Base Salary. You will receive a total of 60 days of notice pay, inclusive of time worked after the Notification Date, 4 months of severance pay, and any accrued and unused vacation through your notice period. All payments are subject to any applicable tax withholding.

Benefits. Exar Corporation will cover the cost of your COBRA payments for your medical, dental, and vision coverage for 4 months following your Termination Date. In addition, we will continue your eligibility in the Employee Assistance Program through April 30, 2012. We invite you to take advantage of CONCERN’S counseling and referral services should the need arise.

Stock Options. No stock options shall be accelerated, and any stock options or other stock awards that are vested as of your Termination Date may be exercised in accordance with terms of the specific stock option grant.

Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation (including, but not limited to salary or bonuses, severance, stock, stock options, or other benefits) after the Termination Date.

3.	Expense Reimbursements

You agree that, within ten (10) business days of the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. Pursuant to its regular business practice, the Company will reimburse you for documented business expenses incurred during the employment term, provided that these expenses have been pre-approved by your VP.

4.	Return of Company Property

On your last day of work, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

5.	Proprietary Information Obligations

You acknowledge your continuing obligations under your Proprietary Rights and Non-Disclosure Agreement attached hereto as Exhibit A. You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization form a duly authorized representative of the Company.

6.	Non Solicitation

You agree that for one (1) year following the Termination Date you will not, either directly or through others, (i) solicit or attempt to solicit any employee, consultant, or independent contractor of the Company in order to become an employee consultant or independent contractor to or for any other person or entity, or (ii) use, either directly or indirectly, Company information to solicit business from any of the Company’s or any of its subsidiaries’ customers and users on behalf of any business that directly competes with the Company or any of its subsidiaries.

7.	Confidentiality

The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former Company employee or any other Company personnel.

8.	Release of Claims

In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you on behalf of yourself and your respective heirs, family members, executors and assigns hereby release, acquit and forever discharge the Company, and its past, present and future officers, directors, agents, employees, attorneys, shareholder, investors, administrators, divisions, subsidiaries, parents, predecessor and successor corporations, assigns and affiliates, of and from, and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct in any time prior to and including the execution date hereof, including but not limited to: (i) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or your transition to Special Advisor; (ii) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; and (iii) claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the worker Adjustment and Retraining Notification Act the California Fair Employment and Housing Act, as amended; Labor Code section 201, et seq. and section 970, et seq.; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; and breach of the implied covenant of good faith and fair dealing.

9.	Waiver

In granting the release herein, you acknowledge that you understand that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of unknown or unsuspected claims that you may have against the Company.

10.	ADEA Waiver

You acknowledge that you knowingly and voluntarily waive and release any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended. You further acknowledge that you have been advised by this writing, as required by the ADEA that: (a) this waiver and release do not apply to any claims that may arise after the Termination Date of this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution to this Agreement to revoke the Agreement; (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you, provided that EXAR has also signed the Agreement by that date (“Effective Date”).

11.	Non-Disparagement

You agree to refrain from making any negative comments concerning the Company’s business, products or services, officers, employees and directors and to refrain from any, defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortuous interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns.

12.	No Pending or Future Lawsuits

You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity against the Company or any other person or entity referred to herein. You also represent that you do not intend to bring any claims on your behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

13.	No Admission of Liability

You understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (i) an admission of the truth or falsity of any claims heretofore made or (ii) an acknowledgement or admission by the Company of any fault or liability whatsoever to either you or to any third party.

14.	Arbitration and Equitable Relief

(a)	Except as provided in Section 14(d) below, you and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretations, validity, construction, performance, breach or termination thereof will be settled by arbitration to be held in the County of Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)	The arbitrator will apply California law to the merits of any dispute or claim (with the exception of its conflict of law’s provisions). You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c)	The Company will pay the direct costs and expenses of the arbitration. The Company and you each will pay your own counsel fees and expenses.

(d)	The Company or you may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

You have read and understand this section 14, which discusses arbitration. You understand that by signing this Agreement, you agree to the extent permitted by law, to submit any further claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration, and that this arbitration to the resolution of all disputes relating to all aspects of the employer/executive relationship, including but not limited to, the following claims:

Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implies; negligent or intentional infliction of emotional distress; intentional interference with contract or prospective economic advantage; and defamation; any and all claims for violation of any federal state or municipal statute, including, but not limited to, the Americans with disabilities act of 1990, the fair labor standards act, and any law of any state; and any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

15.	Cooperation with Company

After the employment term, you will cooperate fully with the Company in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company or any of its affiliates in which the Company reasonably deems your cooperation necessary or desirable. You agree to provide advice, assistance and information, including offering and explaining evidence, providing sworn statements, participating in discovery and trial preparation and testimony as may reasonably be deemed necessary or desirable by the Company relating to its position in any such legal proceedings. You will act in good faith to furnish the information and cooperation required by this Section 15 and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create and undue hardship for you. The Company will reimburse for your time based upon your hourly base compensation at your Termination Date and for your reasonable out-of-pocket expenses incurred by you as a result of your cooperation, within ten (10) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures.

16.	Entire Agreement

This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all agreements entered into by and between you and the Company with respect to your employment relationship with the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its perspective attorneys, and signed the same of his or its own free will.

17.	No Representations

You represent that you have had the opportunity to consult with an attorney, and have carefully read and understood the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

18.	No Oral Modification

This Agreement may only be amended in writing signed by you and the Vice President, Human Resources.

19.	Successors and Assigns

This Agreement will bind the heirs, personal representatives, successors and assigns of each party, and will inure to the benefit of each party, its heirs, personal representatives, successors and assigns.

20.	Applicable Law

This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and on Exhibit B and return the originals of both to me.

Sincerely,

Exar Corporation

By:	/s/ Diane Hill

Name:	Diane Hill

Title:	VP, Human Resources

UNDERSTOOD AND AGREED:

/s/ Frank Marazita
Frank Marazita

Date:	March 26, 2012

Exhibit B

DATE:	April 3, 2012

TO:	Frank Marazita

FROM:	Human Resources

SUBJECT:	TRADE SECRET ACKNOWLEDGMENT

During the course of your employment with Exar Corporation, you have had access to and/or acquired knowledge of Exar trade secrets and proprietary information, including, but not limited to, the information specified below:

•	Exar organization charts and contact information (internal/customer).

•	Financial/operational data including forecasts, profit margins and pricing information.

•	Exar business, research and new product plans, objectives and strategies, technology roadmaps.

•	Detail of Exar’s channels including strategies for reps and distributors.

•	Patent applications and patent disclosures.

•	Yield, designs, efficiencies and capabilities of production methods, facilities and systems.

•	Exar customer data worldwide including: revenue levels, forecasts, program and design win information, organization charts.

•	Marketing information.

•	Process information.

•	Agreements with customers, vendors or companies.

•	Product designs and specifications.

•	Passwords (user/super user) and any other features necessary to gain access to Exar’s networks and computer systems.

•	Various computer programs (scripts, software) which you have developed, modified or supported while at Exar.

Please acknowledge that you have been advised and are aware of your obligation concerning Exar trade secrets and proprietary information, particularly those identified above, to which you have had access during your employment, and your agreement to comply with your Proprietary Information and Inventions Agreement concerning your use and disclosure of Company trade secret information, by signing your name in the space provided below. Your signature will also certify that you do not have in your possession, and have not failed to return any specifications, drawings, blueprints, reproductions, notes, software, hardware, keys, badges, or any other materials that may be considered proprietary or confidential, and will not use any such proprietary or confidential information in connection with any activity unrelated to Exar’s business affairs.

I certify that all Company property in my possession has been returned.

Signature	Date